Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

License Agreement (“Agreement”), executed as of the date of last signature below, (“Execution Date”), and which shall become effective upon the date that Licensee (defined below) meets certain conditions contained herein, (“Effective Date”), is between THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS, a body corporate and politic of the State of Illinois, 352 Henry Administration Building, 506 S. Wright St., Urbana, Illinois 61801 (“University”) and Cortex Pharmaceuticals, Inc., a Delaware Corporation having a principal address at 126 Valley Road, Suite C, Glen Rock, NJ 07452 (“Licensee”).

UNIVERSITY holds certain rights to the patent rights and technical information described below and desires to have the rights perfected and exploited for commercial purposes. Licensee wishes to obtain the exclusive right to exploit the patent rights and non-exclusive rights to the technical information for commercial purposes. Therefore, in consideration of the mutual obligations set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, University and Licensee agree as follows.

ARTICLE 1 - DEFINITIONS

“Affiliate” means, as to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity, and is identified in writing to the University. For purposes of the preceding sentence, “control” means the right to control, or actual control of, the management of such other entity, whether by ownership of securities, by voting rights, by agreement or otherwise.

“Field” means the field of use described on Schedule 1.

“Fair Market Value” means cash consideration that Licensees or Sublicensees would realize from an unrelated buyer in an arms-length sale of an identical item in the same quantity at the same time and place of the transaction.

“Net Sales” means all cash amounts and the Fair Market Value of all other consideration received due to or by reason of the sale, distribution or use of Products, less the following deductions:

(i) unreimbursed customary trade, quantity or cash discounts and rebates taken;

(ii) refunds, replacements or credits given to purchasers for return of Products for which a royalty was paid under this Agreement; and

(iii) unreimbursed freight and other transportation costs, including insurance charges, and unreimbursed duties, tariffs, sales and excise taxes actually paid.

“Patent Costs” means out-of-pocket expenses incurred prior to and during the term of this Agreement in connection with the preparation, filing, prosecution and maintenance of the patent applications and patents under the Patent Rights. Such Patent Costs include without limitation the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but exclude costs involved in any patent infringement claims.

“Patent Rights” means (a) all of the University’s rights in the patents and patent applications listed on Schedule 1, and (b) all of the University’s rights in all divisions, continuations, continuations-in part (including new subject matter), reissues, renewals, re-examinations, foreign counterparts, substitutions or extensions thereof.

“Product” means any product or process or license therefore that, in whole or in part, absent the license granted hereunder, would infringe one or more claims of the Patent Rights or is produced utilizing the Technical Information (as defined below), and

(i) any process that uses any such product;

(ii) any product that is manufactured by using any such process, or that, when used, practices any such process; and

(iii) any service that uses any such products or processes or the Technical Information.

“Research and Development Revenues” means amounts received by Licensee or Sublicensee from third parties specifically directed for future research or development of Products.

“Royalty Period” means, unless otherwise identified on a Schedule, one of two six (6) month periods during a calendar year, the first beginning on January 1 and ending June 30 and the second beginning on July 1 and ending December 31, except that the initial Royalty Period shall begin on the Effective Date and end on December 31 of that same calendar year.

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“Sublicense” means a license granted by Licensee to a third party that grants some or all of the rights acquired by Licensee hereunder.

“Sublicensee” means any person or entity to which a Sublicense is granted hereunder.

“Technical Information” means the information set forth on Schedule 1.

“Territory” means the territory set forth on Schedule 1.

ARTICLE 2 - GRANT OF LICENSE

2.1. Grant. Conditioned upon Licensee’s continuing compliance with the terms and conditions of this Agreement, and further conditioned upon Licensee meeting the requirements disclosed in Schedule 2, University hereby grants to Licensee:

(a) subject to Section 2.2 below, the exclusive right to use the Patent Rights and non-exclusive right to use the Technical Information, to identify, develop, make, have made, use, import, export, lease sell, have sold and offer for sale, Products within the Field and within the Territory; and

(b) the exclusive right to grant Sublicenses of the rights granted herein, subject to the applicable provisions of this Agreement;

(c) for the avoidance of doubt, the grants of rights described above shall not become effective until Licensee meets the requirements disclosed in Schedule 2.

2.2. Reservations.

(a) University reserves the right, on behalf of itself and all other non-profit academic research institutions, to practice the Patent Rights and use the Technical Information for any internally administered, non-commercial purpose of teaching, research and/or public service. Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Patent Rights and Technical Information against any such institution in connection with such institution’s use as permitted above. University and any such other institution have the right to publish any information included in the Patent Rights and Technical Information. University reserves for itself the irrevocable right to identify, make, have made, use and have used for internal teaching, research and/or public service purposes the Patent Rights and Technical Information, within the Field and within the Territory.

(b) The grant of rights under Sections 2.1 (a) and (b) above is subject to the rights of the U.S. Government as set forth in the U.S. Code and applicable regulations.

(c) All rights to any Patent Rights, Technical Information and Products are licensed under this Agreement only to the extent owned or licensed by the University, and the rights disclosed, if any, in Schedule 1.

(d) Except as expressly stated in this Agreement or in a separate written agreement between the parties, none of University or any faculty, staff, employee or student of the University shall have any obligation to provide Licensee or any Sublicensee with any updates to the Patent Rights or Technical Information, or additional Technical Information, owned, controlled or in the possession of any of them.

2.3. Sublicenses.

(a) Licensee may grant written Sublicenses, without the right to further sublicense (other than to contract manufacturers, contract research organizations, distributors and other third parties in connection with a Sublicensee’s development and commercialization of Products), on terms consistent with and not in conflict with this Agreement, and in no event less protective of University’s rights than those set forth herein, and further provided that all such contract research organizations, distributors and other third parties shall be considered Sublicensees for the purposes of Sections 3.2 and 3.3 of this Agreement and Schedule 2 thereto. All Sublicenses shall be subject to the termination of this Agreement. Licensee will provide a copy of any sublicense agreement, and any and all amendments thereto, to University within thirty (30) days of execution, and in no event any later than five business days following University’s request for any sublicense. Licensee shall be fully responsible to University for any breach of the terms of this Agreement by a Sublicensee. Licensee shall ensure that all Sublicenses expressly state that the University is a third party beneficiary thereof.

(b) Licensee further agrees to provide University with a copy of each report received by Licensee from a Sublicensee pertinent to any royalties or other sums owing to Licensee. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense without including the value in accordance with an arms-length sale as Net Sales or as Sublicensee Revenues, as appropriate. If University is paid based on Sublicensee direct sales, Licensee shall cause Sublicensee to directly complete and submit all reports to be provided as set forth in 3.7(b) below.

(c) If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee shall, at University’s request, negotiate in good faith a Sublicense with any such Sublicensee.

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(d) Upon termination of this Agreement for any reason, all Sublicenses shall terminate. Provided that a Sublicensee is in compliance in all material respects with the terms of its Sublicense in effect on the date of termination, the University will grant such Sublicensee that so requests, a license with such use rights and other terms as limited by the Sublicense and that are consistent with the terms set forth in this Agreement, and that Sublicensee will pay either of the following based on University’s sole discretion: (1) the royalty terms, milestone payments, and annual minimum royalty payments that the Sublicensee had agreed to pay the Licensee for the Sublicense (but excluding any amounts already paid by the Sublicensee to the Licensee, or (2) the royalty terms as defined in this Agreement, and a percentage of the milestone payments and annual minimum royalty payments based on the territory that is to be licensed, as set forth herein, 50% for a license that includes any part of North America, 30% for a license that includes any part of Europe, 15% for a license that includes any part of Asia-Pacific, and 5% for a license that includes any part of South America or Africa, provided that such percentages can be additive if a Sublicense has rights to multiple such locations. In no event shall University have any obligations of any nature whatsoever with respect to (i) any past, current or future obligations that Licensee may have had, or may in the future have, for the payment of any obligations owing to Sublicensee pursuant to such Sublicense, (ii) any past obligations whatsoever, and (iii) any future obligations to Sublicensee beyond those to Licensee as set forth herein.

2.4. Provision of Technical Information. The University will provide to Licensee the data, in both raw and analyzed form (“Data”) generated at University during the clinical trial (“Clinical Trial”) supported by NHLBI Grant (award no. 1UM1HL112856-01) (“NHLBI Grant”), University will provide such Data following the principal investigator’s completion of the final analysis after the following events have occurred: (a) approval by the UIC IRB (Institutional Review Board), which the University will request Dr. David Carley to obtain, (b) completion of Clinical Trial, such completion date to be defined by the National Institutes of Health (“NIH”), AND (c) public dissemination of the clinical trial results; as used herein, “Public Dissemination” shall refer to publication on NIH’s PubMed Central system or publication in an academic journal or presentation at symposia or national or regional professional conferences, whichever occurs first. In addition, University shall de-identify all Data in accordance with its obligations under the Health Insurance Portability and Accountability Act of 1996, as well as all other applicable laws and regulations.

ARTICLE 3 - COMMERCIALIZATION, PAYMENTS AND REPORTS

3.1. License Fees. Licensee shall pay University a nonrefundable licensing fee and annual minimum license fees, if any, in the amount(s) set forth on Schedule 2 attached to this Agreement (the “Licensing Fees”), on or before the applicable payment due dates set forth on Schedule 2.

3.2. Payments on Licensee’s and Sublicensees’ Net Sales. Licensee shall pay University a royalty on Licensee’s Net Sales and on Sublicensees’ Net Sales in the percentage set forth on Schedule 2 (including annual minimums, if any).

3.3. Payments on Sublicensee Revenues. Licensee shall pay University the percentage set forth on Schedule 2 of all non-royalty payments or other non-royalty consideration received by Licensee from Sublicensees for the sublicensing of Patent Rights, whether such payments or other consideration are denominated as fees or otherwise. Notwithstanding the foregoing, Licensee shall not be required to make any payment under this Section 3.3 with respect to (i) Research and Development revenues, (ii) any payments that result from a Sublicensee’s Net Sales or (iii) consideration received by Licensee that constitutes Fair Market Value for (A) Licensee’s equity, (B) Product or Product component supply or (C) any other item, right or service of value provided by the Licensee (other than sublicensing of the Patent Rights).

3.4. Annual Minimums. If total amounts actually paid under Sections 3.2 and 3.3 for any annual period are less than the minimum payment set forth on Schedule 2 for that annual period (the “Annual Minimum”), Licensee shall pay University an amount for that annual period equal to the shortfall. Such payment shall be made within forty-five (45) days of the end of each calendar year of this Agreement. If this Agreement terminates for any reason during any year, the Annual Minimum for such year shall be reduced pro-rata.

3.5. Patent Costs. Licensee agrees, within thirty (30) days following date of invoices therefor from University, to reimburse University for all reasonable Patent Costs as set forth on Schedule 2.

3.6. Milestone Payments and Requirements. Licensee agrees to make the milestone payments and meet the milestone requirements as set forth on Schedule 2 (the “Milestone Payments and Requirements”) within thirty (30) days after the occurrence of each event set forth on such Schedule.

3.7. Calculation and Payment of Royalties and Amounts Due.

(a) Royalties and other amounts due shall be calculated for each Royalty Period as of the last day of each such Period. Payment of royalties and other amounts with respect to each Royalty Period, and the accompanying accounting report set forth in subparagraph (b) below shall be due within forty-five (45) days after the end of any Royalty Period that ends on June 30 (and within ninety (90) days after the end of any Royalty Period that ends on December 31), beginning with the earlier of (i) the Royalty Period in which the first Net Sale accrues, or (ii) the Royalty Period for which the first Annual Minimum is due, as set forth on Schedule 2.

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(b) At the same time that it makes payment of royalties and other amounts due with respect to a Royalty Period, Licensee shall deliver to University a true and complete accounting of Net Sales and other distributions of any Product and revenues from those sales by Licensee and its Sublicensees for each country of sales origin during such Royalty Period and deductions taken, with a separate accounting for each Product of sales and revenues by country, and a detailed calculation of the payment due University for such Royalty Period, in each case in form and substance as set forth on Exhibit A attached to this Agreement.

(c) Each Annual Minimum payment shall be accompanied by a calculation of the Annual Minimum such that University can verify the amount of the payment.

3.8. Records. Licensee shall keep, and shall cause Sublicensees to keep, accurate records in sufficient and customary detail such that the amounts payable may be verified. During the term of this Agreement and for a period of five (5) years following termination, Licensee shall permit University or its representative to inspect, audit and copy its books and records regarding the sale of Products, during normal business hours. Such examination shall be made at University’s expense, except that if such examination discloses a shortage of three percent (3%) or more in the amount of royalties and other payments due University for any Royalty Period, then Licensee shall reimburse University for the reasonable cost of such examination or audit, including any professional fees and out of pocket costs incurred by University. No separate confidentiality agreement will be required to conduct such an examination or audit, and the results of the audit shall be treated as confidential information unless and until a related legal action is taken. Additionally, it is understood that the University or its representative will be allowed to keep a copy of all documents provided by the Licensee hereunder and all documents created by the University or its representative in connection with such examination or audit for archival purposes.

3.9. Payments. All amounts owing to University under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds payable to “The University of Illinois,” or in a wire transfer sent to an account listed on Schedule 2, if any are listed. If Licensee or any Sublicensee receives payment in a currency other than U.S. dollars, such currency will be converted directly from the currency in the country of sales origin to U.S. dollars on the date initial payment was made, without intermediate conversions, and payments will be made based on such conversion. The conversion rate shall be the applicable rate of exchange as quoted on Bloomberg.com or any other nationally recognized foreign exchange conversion price information provider, on the last day of each month during which revenues are received by Licensee during the Royalty Period.

3.10. Overdue Payments. Payments due to the University under this Agreement, if not paid when due, shall be subject to interest of 1.5% per month (or the maximum amount permitted by law if less) of the delinquent amount, and Licensee shall be responsible for all costs of collection incurred by University including attorney fees and court costs. The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.

3.11. Termination Report and Payment. Within sixty (60) days after the date of termination of this Agreement, Licensee shall make a written report to University which report shall state the number, description, and amount of Products sold by Licensee, or any Sublicensee upon which royalties are payable hereunder but which were not previously reported to University, a calculation of the Net Sales, and a calculation of the royalty and other payments due University for such Products, all in such form and containing such substance as is required hereunder. Concurrent with the making of such report, Licensee shall make the payment due University for such period.

3.12. Diligence. Licensee or its Sublicensees shall achieve the development events by the corresponding dates as set forth in Schedule 2, and shall promptly notify University upon the achievement of such development event, identify whether Licensee or which of its Sublicensees are responsible for such achievement, and provide the actual date of such achievement.

3.13. No Refunds or Credits. Other than as set forth herein, all payments made to University hereunder shall be nonrefundable, and any amount paid hereunder shall not be credited against any other amount due under this Agreement, except to the extent that credits will be given for prior period corrections or overpayments, such credits to be given only upon Licensee providing University with reasonable documentation supporting any such corrections or overpayments.

3.14. Product Transfers. If a Product is made in a country in which any of the Patent Rights exist, then Licensee shall be obligated to pay a royalty on the sale or transfer of such Product even if such sale or transfer occurs in a country in which no patent protection exists; and if a Product is sold in a country in which any of the Patent Rights exist, then Licensee shall be obligated to pay a royalty on the sale or transfer of such Product even if such Product was made in a country in which no patent protection exists.

3.15 Reduced Royalty. If all patents within Patent Rights in the Field for each Territory fail to issue, expire or are ruled invalid, Licensee shall thereafter pay to University such payments as are required hereunder solely for the license of Technical Information in such Territory in the amount of 50% of the royalty and other payments due for such Territory as set forth herein. The parties agree that (i) the rights in the Patent Rights granted herein are a portion of the agreed-upon consideration for use of the Patent Rights and Technical Information; (ii) no royalty or amount owed hereunder shall be reduced unless all of the patents within Patent Rights in the Territory are abandoned, expire or are ruled invalid; and (iii) the remaining payments due hereunder are not an unlawful attempt to impermissibly extend the Patent Rights.

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3.16 Royalty Stacking.

(a) In the event that, with respect to Net Sales of Products, Licensee is required to pay royalties to unaffiliated third parties for the freedom to operate under the claims of the Patent Rights, and the total royalties, including those payable to University hereunder, exceeds A percent (A%) of Net Sales, the amount due and payable to University hereunder shall be proportionally reduced, but in no event shall the royalty payable to University be less than Y percent (Y%). For example, if the original royalty is 4% of Net Sales, and if the maximum royalty burden A is 5%, and if the royalties owed by Licensee to a third party for freedom to operate is 3%, thereby making the total Royalties owed by Licensee for freedom to operate to be 7% of Net Sales, the offset is 5/7, and the University shall receive 2.86% of Net Sales. (Calculation: 2.86% = 4% x (5/7)) As another example, if the original royalty is 4% of Net Sales, and if the maximum royalty burden A is 5%, and if the royalties owed by Licensee to a third party for freedom to operate is 7%, thereby making the total Royalties owed by Licensee for freedom to operate to be 11% of Net Sales, the offset is 5/11, and the University shall receive 2.00% of Net Sales. (Calculation: 1.82% = 4% x (5/11), the minimum amount owed University is 2%. The amount owed third parties is still 7%.)

(b) In the event that, with respect to Net Sales of Products, Licensee elects to pay royalties to unaffiliated third parties for additional technology(ies) to create a product covered by the claims of the Patent Rights, and the total royalties, including those payable to University hereunder, exceeds B percent (B%) of Net Sales, the amount due and payable to University hereunder shall be proportionally reduced, but in no event shall the royalty payable to University be less than less than Y percent (Y%). For example, if the original royalty due is 4% of Net Sales, and if the maximum royalty burden B is 8%, and if the royalties owed by Licensee to a third party for additional technology is 6%, thereby making the total royalties owed by Licensee for the enhanced product to be 10% of Net Sales, the offset is 8/10 and the University shall receive 3.2% of Net Sales. (Calculation: 3.2% = 4% x (8/10))

(c) In the event that, with respect to Net Sales of Products, Licensee is required to pay royalties to unaffiliated third parties for the freedom to operate under the claims of the Patent Rights, and Licensee elects to pay royalties to unaffiliated third parties for additional technology(ies) to create a product covered by the claims of the Patent Rights, the amount due and payable to University hereunder shall be proportionally reduced, with each offset being calculated independently. In no event shall the royalty payable to University be less than Y percent (Y%) of Net Sales. For example, taking the number examples in parts (a) and (b) above, the amounts due and payable hereunder shall be reduced by the offset for freedom to operate (calculated independently as per part (a) above) multiplied by the offset for additional products (calculated independently as per part (b) above), the combined offset being (5/7)*(8/10), and the University shall receive 2.286% of Net Sales. (Calculation: 2.286% = 4% x (5/7) x (8/10))

Percentages A%, B% and Y% above shall be set forth on Schedule 2.

ARTICLE 4 - WARRANTIES; INDEMNIFICATION

4.1. Limited Representation. University represents that it has the right, power and authority to enter into and perform its obligations under this Agreement.

4.2. Disclaimer of Warranties. The Patent Rights and Technical Information are licensed “AS IS.” EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 4.1 ABOVE, UNIVERSITY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE PATENT RIGHTS, TECHNICAL INFORMATION OR PRODUCTS. UNIVERSITY FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR ANY OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE PATENT RIGHTS OR TECHNICAL INFORMATION, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCTS BY ANY PERSON OR ENTITY. LICENSEE AND ITS SUBLICENSEES ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL PRODUCTS. Without limiting the generality of the foregoing, University does not warrant (a) the patentability of any of the Patent Rights, (b) the accuracy of any information provided to Licensee or (c) the accuracy, safety, or usefulness for any purpose of any of the Patent Rights, Technical information or Products. Nothing contained in this Agreement shall be construed as either a warranty or representation by University as to the validity or scope of any Patent Rights.

4.3. Limitation of Liability. University assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of Licensee or any Sublicensee under this Agreement. In no event shall University or its affiliates including its trustees, directors, officers, faculty, staff, students, employees, consultants and agents (collectively, the “Agents”), be responsible or liable for any indirect, special, punitive, incidental or consequential damages or lost profits to Licensee, Sublicensees or Agents or any other individual or entity regardless of legal theory. The above limitations on liability apply even though University or its affiliates, or any of their Agents, may have been advised of the possibility of such damage. Licensee shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article 4.

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4.4. Indemnification.

(a) None of the University or any of their respective Agents (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to Licensee or any Sublicensee or any other person or entity for or on account of (and Licensee agrees and covenants, and agrees to cause each of its Sublicensees to agree and covenant not to sue any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation any existing or anticipated profits or opportunities for profits lost by Licensee, any Sublicensee), arising out of or in connection with or resulting from (i) the production, use or sale of the Products by Licensee or its Sublicensees, (ii) the use of any Patent Rights or Technical Information by Licensee or any Sublicensee, (iii) any advertising or other promotional activities with respect to either of the foregoing, or (iv) the production, use or sale of any product, process or service identified, characterized or otherwise developed by Licensee or any Sublicensee with the aid of the Patent Rights or Technical Information. Licensee shall indemnify and hold each Indemnified Person harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees and expenses at the pretrial, trial or appellate level) made against any Indemnified Person with respect to items (i) through (iv) above, whether or not such claims are groundless or without merit or basis. Notwithstanding the foregoing, Licensee shall not have an indemnification obligation to University under this Agreement in the event University participates in any clinical trial of any Product or the Patent Rights, whether or not sponsored by Licensee, and a claim arises as a result of the University’s gross negligence or willful misconduct in the conduct of such trial, provided that any indemnification obligations of Licensee related to any clinical trial of any Product or the Patent Rights sponsored by the Licensee and conducted by University shall be controlled by the terms of a separate clinical trial agreement to be negotiated and executed between University and Licensee. Similarly, upon and after first commercial sale, Licensee shall not be required to indemnify University if University purchases such Product and a claim arises as a result of an Indemnified Person’s gross negligence or willful misconduct in the use of Product under the direction of the University or anybody affiliated with the University. Licensee shall have the right to settle any action against an Indemnified Person with the consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed in light of all factors of importance to such party and Licensee shall not be liable to indemnify any indemnified or other party for any settlement of any claim effected without Licensee’s consent.

(b) Licensee shall obtain and carry in full force and effect, and shall cause its Sublicensees to obtain and carry in full force and effect, insurance with the coverages and limits as are reasonably adequate to ensure that Licensee can meet its obligations to University pursuant to this Article 4, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies, but in any event not less than the amounts set forth on Schedule 2 attached to this Agreement. Such insurance will be written by a reputable insurance company reasonably acceptable to the University, will name the University as an additional insured under all general liability and product liability policies and shall require thirty (30) days written notice to be given to University prior to any cancellation, endorsement or other change. Licensee will provide University, for itself and on behalf of any Sublicensee, with appropriate certificates of insurance from time to time as requested by University reflecting the obligations of Licensee pursuant to this subsection.

(c) Licensee’s obligations under this Article 4 shall survive the expiration or earlier termination of all or any part of this Agreement.

ARTICLE 5 - PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

5.1. Prosecution and Maintenance. During the term of this Agreement, and subject to the provisions of this Article 5 (including, for the avoidance of doubt, Licensee’s rights under Section 5.1a), University shall be responsible for prosecuting and maintaining the patent applications and patents under the Patent Rights. Licensee shall pay promptly when due, or at University’s option promptly reimburse University for, all Patent Costs incurred by University with respect to the Patent Rights in each jurisdiction in the Territory. At Licensee’s request, University shall use its reasonable efforts to provide Licensee with copies of all official actions and other communications received by University or its patent counsel, or submitted by University or its patent counsel, from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Patent Rights.

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(a) Licensee at its option may control prosecution and maintenance of Patent Rights. Licensee shall advise University of its exercising of this option to control prosecution and maintenance of Patent Rights in writing to the notice address provided in this Agreement. Licensee shall choose patent counsel reasonably acceptable to University, and University’s consent to Licensee’s choice of patent counsel shall not be unreasonably withheld. In the event Licensee exercises such option, Licensee shall timely provide University with a copy of all official actions and other communications received by Licensee (or its patent counsel) or submitted or proposed to be submitted by Licensee (or its patent counsel) from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to Patent Rights no later than fourteen (14) days prior to any filing, and University shall have the right to review and comment upon such official actions and other communications, and University’s reasonable recommendations will be implemented to the extent practical. In the event Licensee exercises its option to control prosecution and maintenance of Patent Rights, Licensee shall be solely responsible for paying all Patent Costs, and in the event this Agreement terminates, licensee shall be solely responsible for paying all patent expenses accrued from the date it exercises such option to the date of termination. In the event University pays any patent expenses following Licensee’s exercise of its option to control prosecution and maintenance of Patent Rights, Licensee shall reimburse University for all such expenses pursuant to Section 3.5 of this Agreement; provided, however, that following Licensee’s exercise of its option to control prosecution and maintenance of Patent Rights, University shall not incur any such patent expenses without Licensee’s written approval. All communications between Licensee and University contemplated in this Section 5.1.a. shall be governed by the confidentiality provisions in Section 5.5 of this Agreement. Licensee agrees to seek and maintain the strongest and broadest claims practical and shall not abandon any of University’s rights without giving University at least thirty (30) days written notice in advance of the date on which action is necessary to avoid such coverage being deemed abandoned. University shall have the option of continuing to prosecute or maintain such Patent Rights at its own expense, and such Patent Rights shall be removed from the grant of rights provided herein. Upon termination of this Agreement for any reason, control of prosecution and maintenance of all Patent Rights shall immediately revert to University. In the event Licensee fails to provide University with copies of all official actions and other communications received by Licensee (or its patent counsel) or submitted or proposed to be submitted by Licensee (or its patent counsel) from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to Patent Rights in a timely manner, or fails to provide University with an opportunity to review and comment upon such official actions and other communications, University shall have the right to immediately resume control of prosecution and maintenance of all Patent Rights, and University may exercise such right by providing written notice to Licensee, such control reverting to University immediately upon written notice to Licensee. In the event Licensee materially breaches any other provision of this Agreement, in lieu of terminating the Agreement, University shall have the right to immediately resume control of prosecution and maintenance of all Patent Rights, and University may exercise such right by providing written notice to Licensee, such control reverting to University immediately upon written notice to Licensee.

5.2. Cooperation. In cases where the University controls prosecution and maintenance of the Patent Rights, Licensee agrees to cooperate with University, at Licensee’s expense, in the preparation, filing, prosecution and maintenance of patents under the Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as University may request to effect such efforts. All patents under the Patent Rights shall be filed, prosecuted and maintained in University’s name or as University shall designate. In cases where Licensee controls prosecution and maintenance of the Patent Rights, University agrees to cooperate with Licensee, at Licensee’s expense, in the preparation, filing, prosecution and maintenance of patents under the Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as Licensee may request to effect such efforts. All patents under the Patent Rights shall be filed, prosecuted and maintained in University’s name or as University shall designate.

5.3. Abandonment of Applications. In cases where Licensee has not exercised its option under Section 5.1(a) to control prosecution and maintenance of the applicable Patent Rights, if University determines to abandon a patent application listed in Schedule 1, it will give Licensee at least thirty (30) days advance, written notice of such determination, provided that such notice will be deemed given by reason of any related correspondence delivered to Licensee pursuant to this Section 5. Licensee may, by written notice to University, elect to continue the prosecution of the application at Licensee’s sole expense but in University’s name, and such patent application shall continue to be deemed a “Patent Rights” for all purposes of this Agreement.

5.4. Interferences. Each party will give the other party written notice promptly upon the declaration of any interference involving any of the Patent Rights. In cases where the University controls prosecution and maintenance of the Patent Rights, University will have the sole and exclusive right to determine whether and in what manner to proceed in such interference. In cases where Licensee controls prosecution and maintenance of the Patent Rights, Licensee will have the sole and exclusive right to determine whether and in what manner to proceed in such interference. If the party controlling prosecution and maintenance of the Patent Rights fails to contest the interference, such party will promptly notify the other party. Such other party agrees that it will not (and in the case where Licensee is such other party, will not permit any Sublicensee to), directly or indirectly initiate, support, or without the express written consent of the controlling party participate in, any interference involving any of the Patent Rights.

5.5. Confidentiality.

(a) Subject to Section 5.5(b) below, Licensee agrees to treat (and agrees to cause its Sublicensees to treat) as confidential all unpublished information with respect to the Patent Rights and Technical Information. Licensee further agrees to treat (and agrees to cause its Sublicensees to treat) Schedule 2 to this Agreement as confidential. Licensee shall take, and shall cause its Sublicensees to take, such actions as the University may reasonably request from time to time to safeguard the confidentiality of any University information which Licensee has an obligation to keep confidential pursuant to this Section 5.5. University acknowledges that Licensee may find it beneficial to disclose unpublished information provided by University during the conduct of Licensee’s business. Under such circumstances, Licensee may make such information available to third parties, provided that Licensee shall first obtain from the recipient(s) a fully-executed confidentiality agreement which is at least as protective of the University’s proprietary or confidential information as the confidentiality agreement Licensee employs to protect its own proprietary and confidential information, which shall be no less protective than industry standards for valuable confidential information.

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(b) Licensee shall not be bound by the provisions of Section 5.5(a) with respect to information which (i) was previously known to the Licensee at the time of disclosure, as evidenced by the Licensee’s written records, (ii) is in the public domain at the time of disclosure, (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by Licensee or a Sublicensee or a third party who is under an agreement of confidentiality with respect to the subject information, (iv) is independently developed without utilization of the proprietary information, as evidenced by the Licensee’s written records, or (v) is required to be disclosed by law, regulatory authority, or court order.

(c) The obligations of Licensee and University under Sections 5.5(a), (b) and (c) shall survive the expiration or earlier termination of all or any part of this Agreement.

(d) Licensee and University acknowledge that they may have previously entered into one or more confidentiality and non-use agreements with respect to some or all of the Patent Rights and Technical Information (collectively, the “Confidentiality Agreements”). The parties agree that, to the extent this Agreement conflicts with the terms of any of the Confidentiality Agreements, this Agreement shall supersede the Confidentiality Agreements and be binding on University and Licensee with respect to the information covered under the terms of this Article 5, without otherwise limiting the binding nature and effect of the Confidentiality Agreements.

ARTICLE 6 - INFRINGEMENT

6.1. Notification. If either party becomes aware of the infringement of any patent under the Patent Rights within the Field, it shall immediately notify the other in writing of all details available. University and Licensee shall then use good faith efforts to determine within sixty (60) days of the notice referred to above, whether and in what manner to proceed against such infringer in accordance with this Article 6, and a mutually acceptable allocation of any costs and recoveries resulting from such action. If the parties are unable to so agree, the University shall have the first right to determine how to proceed against such infringer in accordance with this Article 6 and subject to Section 6.3. Notwithstanding the foregoing, Licensee shall have the limited right, before proceedings have instituted and until proceedings are instituted against the infringer, to seek equitable relief from a court of competent jurisdiction, in its name and that of the University, to prevent irreparable harm to Licensee, provided however that (a) Licensee shall provide prior written notice to University; and (b) Licensee shall allow University a reasonable opportunity to review and comment on the pleadings related to such equitable relief; and (c) Licensee shall pay all costs of University’s legal defense, if any, as related to such equitable relief.

6.2. University Right to Prosecute. Subject to Section 6.1 above, if a third party infringes or allegedly infringes any Patent Rights within the Field which University wishes to prosecute, University may, at University’s discretion, proceed against the infringer in the name of University or Licensee, and will notify Licensee of its determination in this regard within forty five (45) days of the end of the negotiation period set forth in Section 6.1 above. Licensee will cooperate in all reasonable respects with University and execute any documents and instruments necessary or appropriate for University to exercise its rights under this Section 6.2. Any actions by University pursuant to this clause shall be at University’s own expense. Recoveries collected by University shall be paid (i) first, to University in the amount of all reasonable out-of-pocket costs and expenses incurred by University in such action, (ii) then to Licensee to reimburse Licensee for its documented and reasonable out-of-pocket costs and expenses incurred in cooperating with University in such action as requested by University, (iii) the remainder, if any, shall be divided 60% to University and 40% to Licensee.

6.3. Licensee Right to Prosecute. Subject to Sections 6.1 and 6.2 above if a third party infringes or allegedly infringes any patent under the Patent Rights and University either fails to commence a lawsuit with respect to such infringement by the end of the 45 day period referred to in Section 6.2 above or if University determines prior to such date that it does not wish to take enforcement action against such infringer, Licensee may (and/or may permit any Sublicensee to) prosecute the infringer by appropriate legal proceedings, provided that Licensee shall employ counsel reasonably satisfactory to University (University’s approval of such counsel not to be unreasonably withheld), shall inform University of all material developments in such proceedings, and shall provide University with all correspondence with the infringer and pleadings related to any such action. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers that Licensee initiates. University agrees to cooperate in all reasonable respects with any enforcement proceedings at the request of Licensee, and at Licensee’s expense. University may be represented by University’s counsel in any such legal proceedings, at University’s own expense (subject to reimbursement under this Section 6.3), acting in an advisory but not controlling capacity. The prosecution, settlement, or abandonment of any proceeding under this Section shall be at Licensee’s reasonable discretion, provided that Licensee shall not have any right to surrender any of University’s rights to the Patent Rights or to grant any infringer any rights to the Patent Rights other than a Sublicense subject to the conditions which would apply to the grant of any other Sublicense. Recoveries collected by Licensee shall be paid (i) first, to Licensee in the amount of all documented and reasonable out-of-pocket costs and expenses incurred by Licensee in such action, (ii) then to University to reimburse University for its documented and reasonable out-of-pocket costs and expenses incurred in cooperating with Licensee in such action as requested by Licensee, and for counsel to University if University elects to be represented by counsel in such action pursuant to this Section 6.3, iii) the remainder, if any, shall be divided 60% to Licensee and 40% to University.

ARTICLE 7 - TERM AND TERMINATION

7.1. Term. Unless terminated earlier under Section 7.2 or 7.3, this Agreement (a) shall terminate with respect to Patent Rights upon expiration or termination of all Patent Rights; and (b) with respect to Technical Information, twenty-five years from the Effective Date.

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7.2. University Right to Terminate. University shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or otherwise) to terminate this Agreement if Licensee:

(a) is in default in payment of any amount or other consideration or reimbursement required under this Agreement, or is in material default with respect to the making of any reports required under Section 3.7(b) to be made by Licensee or Sublicensees pursuant to this Agreement, and Licensee fails to remedy any such default within thirty (30) days after written notice thereof by University;

(b) is in material breach of or materially defaults with respect to any other provision of this Agreement, including failing to meet any requirement under Section 3.12, and Licensee fails to remedy any such breach or default within forty-five (45) days after written notice thereof by University;

(c) is in material breach of or materially defaults with respect to any other obligations that Licensee has to University under any other agreement between Licensee and University, and Licensee fails to remedy any such breach or default within forty-five (45) days after written notice thereof by University (the University acknowledges that as of the Effective Date, there is no agreement between Licensee and University, other than this Agreement);

(d) makes any materially false report and such termination shall be upon University’s thirty (30) days prior written notice to Licensee of a materially false report unless Licensee submits a corrected report by the end of such thirty (30) day period;

(e) commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the “Bankruptcy Code”), or if an involuntary case is commenced against Licensee under the Bankruptcy Code, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction and Licensee fails to vacate or have such case dismissed within thirty days of filing; or

1. (f) takes any action that purports to cause any Patent Rights or Technical Information to be subject to any liens or encumbrances, and fails to cause such purported lien or encumbrance to be removed within 30 days after notice from the University (however, for the avoidance of doubt, Licensee shall be free to cause its rights under this Agreement to become subject to liens or encumbrances, and the foregoing termination right shall not apply with respect thereto).

2. In lieu of terminating of this Agreement pursuant to this Section 7.2, upon Licensee’s breach and failure to remedy within the specified time (if applicable), University shall have the right and may, in its sole discretion, declare by written notice to Licensee that the rights granted exclusively to Licensee pursuant to this Agreement shall be non-exclusive, and University may freely grant licenses to third parties without preference or right to Licensee.

7.3. Licensee Right to Terminate. Licensee may terminate this Agreement at any time by written notice to University at least ninety (90) days prior to the termination date specified in the notice.

7.4. Effect of Termination.

(a) If this Agreement terminates for any reason, on the effective date of termination Licensee shall immediately cease and to the extent required hereunder, cause its Sublicensees to immediately cease using, making, having made, importing, exporting, leasing, selling, having sold and offering for sale the Patent Rights and Technical Information and Products, and shall return to University, or deliver or destroy as University directs, the Products and Technical Information then in its possession; provided, however, that notwithstanding the foregoing, Licensee and any Sublicensees shall have the right, for six (6) months after the effective date of termination of this Agreement, to continue selling any Products that are in inventory or on order as of the effective date of termination of this Agreement (and Licensee shall pay University royalties under Section 3.2 with respect to any such sales).

(b) Notwithstanding the termination of the other provisions of this Agreement pursuant to Section 7.2 or 7.3, the following provisions of this Agreement shall survive such termination:

(i) Licensee’s obligation to pay any fees accrued or to perform obligations remaining unpaid or unperformed under the terms of this Agreement prior to such termination;

(ii) Licensee’s obligations under Section 3.11, Article 4, Sections 5.1, 5.2, 5.5 and, to the extent proceedings have been initiated, Section 6.2, this Section 7.4 and Article 8 below; and

(iii) any cause of action or claim of Licensee or University, accrued or to accrue, because of any breach or default of this Agreement by the other party.

ARTICLE 8 - MISCELLANEOUS

8.1. Assignment or Change of Control. Except in the event of (i) an assignment to an affiliate of Licensee or (ii) a merger or sale of stock or substantially all of the assets of Licensee or of substantially all of Licensee’s rights with respect to the Products (in case of either of the preceding clauses (i) or (ii), no consent of the University shall be required), this Agreement shall not be assigned by Licensee without the prior written consent of University granted or withheld in the discretion of the University. Prior to any such assignment becoming effective, all amounts due (including outstanding Patent Costs, if any), must be paid in full and a permitted assignee must agree in writing to become bound by this Agreement.

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8.2. Contest of Validity.

(a) Licensee must provide, and shall require its Sublicensee(s) to agree to provide, University at least three (3) months prior written notice before filing any action that contests the validity, enforceability or patentability of any patent included in the Patent Rights during the term of this Agreement. Licensee or its Sublicensee(s) shall include with such written notice an identification of all prior art Licensee or its Sublicensee(s) believes invalidates any claim of the Licensed Patent, claim charts mapping such prior art against all claims asserted to be invalid, and an identification of all legal grounds for such assertion of invalidity (for example, anticipation, obviousness, indefiniteness, lack of written description, lack of enablement).

(b) In the event Licensee or its Sublicensee(s) files any action contesting the validity of any Licensed Patent, the filing party shall pay to University a royalty rate of two (2) times the royalty rate specified in Section 3.2 of this Agreement and Schedule 2 to this Agreement for all Products sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of a Licensed Patent challenged is valid and would be infringed by a Product sold by Licensee (or its Sublicensee(s), if such Sublicensee filed the action) if not for the license granted by this Agreement, Licensee (or its Sublicensee(s), if such Sublicensee filed the action) shall thereafter, and for the remaining term of this Agreement, pay a royalty rate of three (3) times the royalty rate specified in Section 3.2 of this Agreement and Schedule 2 to this Agreement.

(c) In the event that Licensee or its Sublicensee(s) contests the validity of any Licensed Patent during the term of this Agreement, Licensee agrees (and shall require its Sublicensee(s) to agree) to pay to University all royalties due under the Agreement during the period of challenge. For the sake of clarity, such amounts shall not be paid into any escrow or other account, but directly to University, and shall not be refunded.

(d) Licensee or its Sublicensee(s) will have no right to recoup any royalties paid before contesting the validity of any patent included in the Patent Rights, or during the period of such contest.

8.3. Entire Agreement, Amendment and Waiver. This Agreement (including any attached schedules) contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior written or oral discussions, arrangements, courses of conduct or agreements. This Agreement may be amended only by an instrument in writing duly executed by the parties. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

8.4. Notices. All notices required or desired to be given under this Agreement, and all payments to be made to University under this Agreement, shall be delivered to the parties at the addresses set forth on Schedule 2. Notices may be given (i) by hand, or (ii) by a nationally recognized overnight delivery service. The date of personal delivery or the date of deposit with the overnight delivery service for next business day delivery, as the case may be, shall be the date such notice is deemed delivered under this Agreement.

8.5. Severability. If any one or more of the provisions of this Agreement should for any reason be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

8.6. Governing Law. This Agreement is governed and interpreted under the laws of Illinois, excluding its choice of law provisions.

8.7. Jurisdiction. In consideration of the performance by University of this Agreement, Licensee agrees that, unless otherwise agreed by University in writing, all actions or proceedings related to this Agreement must be filed in accordance with the Illinois Court of Claims Act. Licensee further agrees that it shall require that its Affiliates and Sublicensees agree that any action or claim related to this Agreement shall be filed in accordance with the Illinois Court of Claims Act.

8.8. Marking. Licensee shall place in a conspicuous location on any Product (or its packaging where appropriate) made or sold under this Agreement a patent notice in accordance with the laws concerning the marking of patented articles. Licensee further agrees that it shall cause its Sublicensees to comply with this Section.

8.9. United States Manufacture. Licensee agrees that to the extent required by United States statute, rule or regulation or by the terms of any grant or other funding agreement applicable to the University with respect to the Patent Rights, (a) Products for sale in the United States of America will be manufactured or produced substantially in the United States of America, and (b) it will not grant any exclusive sublicenses under this Agreement unless the Sublicensee agrees to these same terms.

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8.10. Export Controls. Licensee agrees to strictly comply, and shall require its Sublicensees to strictly comply, with any and all applicable United States export control laws and regulations and foreign export or import laws and regulations.

8.11. Implementation. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

8.12. Counterparts. This contract/agreement may be executed in counterparts, all of which together shall constitute one instrument. The parties agree that duplicated or facsimile signatures shall be deemed original for all purposes.

8.13. Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

8.14. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement, nor shall they affect the interpretation or construction of this Agreement in any manner.

8.15. Advertising. Licensee shall not use (and shall prohibit its Sublicensees from using) the names or trademarks of University or its Agents any adaptation thereof, in any commercial activity, marketing, advertising or sales brochures without the prior written consent of University, which consent may be granted or withheld in University’s sole and complete discretion. Notwithstanding the foregoing, Licensee may use the name of University in a non-misleading fashion in (i) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee or entering into commercial contracts with third parties, but in such case only to the extent necessary to inform a reader that the Patent Rights and Technical Information have been licensed by Licensee from University, and to inform a reader of the identity and published credentials of the University faculty members listed as inventors of the Patent Rights and Technical Information, and (ii) any securities reports required to be filed with the Securities and Exchange Commission.

8.16. Conflicts. Licensee acknowledges and agrees that it will use reasonable efforts to avoid potential conflicts of interest between the University and University employees who may also be employees, consultants, shareholders or directors of Licensee. Licensee agrees to cooperate with University with respect to the University of Illinois Policy on Conflicts of Commitment and Interest, which is available at http://www.research.uiuc.edu/coi/index.asp, and to work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

8.17. Precedent Among Terms. In the event of a conflict between the terms in these Articles 1 – 8 and the terms of Schedule 2, the terms of Schedule 2 shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Exclusive License Agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

UNIVERSITY:	THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS

	By:	/s/ Walter K. Knorr	6/18/14
		Walter K. Knorr, Comptroller	Date

	Attest:	/s/ Susan M. Kies	6/18/14
		Susan M. Kies, Secretary	Date

Licensee:	CORTEX PHARMACEUTICALS, INC.

	By:	/s/ Arnold S. Lippa	6/27/14
		Arnold S. Lippa, PhD, CEO and President	Date

Approved as to Legal Form: Michael Harte, Office of University Counsel 3.28.12.

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Schedule 1 to Exclusive License Agreement

“Technical Information” means any proprietary technical information and know-how consisting of the data, in both raw and analyzed form (“Data”) generated at University during the clinical trial (“Clinical Trial”) supported by NHLBI Grant (award no. 1UM1HL112856-01). The University shall provide such data at the times and under the conditions specified in Section 2.4 of this Agreement.

“Field” means and includes: Cannabinoid treatment of sleep related breathing disorders

“Patent Rights” means and includes:

Tech & Patent ID#	Patent Title	Country	App #	Effective Filing Date	Status	Patent #
CT38/PCT/US	Method for Treating Sleep Apnea	US	10/472,136	4/8/2002	Issued	7,705,039
CT38/PCT/US/DIV	Functional role for cannabinoids in autonomic stability during sleep	US	13/291,826	4/8/2002	Issued	8,207,230
CT38/AU	Functional Role for Cannabinoids in Autonomic Stability During Sleep	Australia	2002309548	4/8/2002	Issued	2002309548
CT38/CA	Functional Role for Cannabinoids in Autonomic Stability During Sleep	Canada	2,443,105	4/8/2002	Issued	2,443,105
CT38/JP	Functional Role for Cannabinoids in Autonomic Stability During Sleep	Japan	2002578942	4/8/2002	Issued	5093967
CT38/EP/DE	Cannabinoids For The Treatment of Breathing Disorders During Sleep	Germany	02736551.9	4/8/2002	Issued	60234246.5-08
CT38/EP/GB	Cannabinoids For The Treatment of Breathing Disorders During Sleep	Great Britain	02736551.9	4/8/2002	Issued	1372638
CT38/EP/FR	Cannabinoids For The Treatment of Breathing Disorders During Sleep	France	02736551.9	4/8/2002	Issued	1372638
DF008/PCT	Sustained Release Cannabinoid Medicaments	World	PCT/US2010/057302	11/18/2010	Pending
DF008/PCT/US	Sustained Release Cannabinoid Medicaments	US	13/474,666	11/18/2010	Abandoned
DF008/PCT/US/CON	Sustained Release Cannabinoid Medicaments	US	13/889,252	11/18/2010	Pending
DF008/PCT/US/CON-2	Sustained Release Cannabinoid Medicaments	US	14/154,171	11/18/2010	Pending
DF008/PCT/US/CON-3	Sustained Release Cannabinoid Medicaments	US	14/218,982	11/18/2010	Pending
DF008/PCT-2	Low Dose Cannabinoid Medicaments	World	PCT/US2011/061490	11/18/2011	Pending
DF008/PCT-2/US	Low Dose Cannabinoid Medicaments	US	13/261,662	11/18/2011	Abandoned
DF008/PCT-US/CON	Low Dose Cannabinoid Medicaments	US	14/154,176	11/18/2011	Pending
DF008/PCT-US/CON-2	Low Dose Cannabinoid Medicaments	US	14/219,090	11/18/2011	Pending
DF008/PCT-2/AU	Low Dose Cannabinoid Medicaments	Australia	2011329623	11/18/2011	Pending
DF008/PCT-2/EP	Low Dose Cannabinoid Medicaments	Europe	11840786.5	11/18/2011	Pending

“Territory” means:

For Patents: Where patent rights exist

For Technical Information: Worldwide

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UNIVERSITY CONFIDENTIAL AND PROPRIETARY

Schedule 2 to Exclusive License Agreement

Article 2 Grant

2.1 Conditions to become Effective (collectively, the “Conditions to Effectiveness”)

(i) Licensee shall have paid to University the sum of $25,000.00 as part of the Licensing Fee prior to the Execution Date; and

(ii) License shall have paid to University all incurred, unreimbursed, Patent Costs prior to the Execution Date; provided, however, that Licensee shall in no event be obligated to pay more than $16,000 for such Patent Costs; and

(iii) Licensee shall have assigned to University all rights that Licensee (whether known as Cortex Pharmaceuticals, Inc., Pier Pharmaceuticals, Inc., or SteadySleep RX Co.) now have, may have, or have ever had in the PCT Patent Application Serial No. PCT/US2010/057302 (“the ‘302 Application”) and the PCT Patent Application Serial No. PCT/US2011/061490 (“the ‘490 Application”), and all applications claiming priority to the ‘302 and ‘490 Applications (including all divisions, continuations, continuations-in part (including new subject matter), reissues, renewals, re-examinations, foreign counterparts, substitutions or extensions thereof); and

(iv) Licensee shall have executed such documents as are necessary to perfect the assignment to University described above, and shall have filed such assignments with the relevant patenting authorities.

Article 3 Payments/Reports

3.1	Licensing Fee:	$75,000.00 with $25,000.00 due as one of the Conditions to Effectiveness and $50,000.00 due on the earlier of (i) 12/31/2014 or (ii) within 10 days after completing Commercialization and Reporting Requirement 3.12 (iv).

3.2	Royalty on Net Sales by Licensee:	4.0%

	Royalty on Sublicensee Net Sales:	4.0%

3.3	Payment on Sublicensee Revenues

12.5% of all payments plus the cash value of all non-cash items received by Licensee from Sublicensee (in each case, solely where such payments and non-cash items are consideration for the grant a sublicense to the Patent Rights), not including payments that result from Sublicensee’s Net Sales.

3.4	Annual Period		Annual Minimum

	●	Year 1 (Execution Date through 12/31/2014)	$0

	●	Year 2 (2015 – Due 12/31/2015) and every year thereafter until the first application is submitted for market approval to the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent for a Product	$100,000

	●	The year after the first application is submitted for market approval to the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent for a Product and every year thereafter until the first market approval is obtained from the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent	$150,000

	●	The year after the first market approval is obtained from the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent and every year thereafter until the first commercial sale of a Product	$200,000

	●	The year after the first commercial sale of a Product and every year thereafter	$250,000

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UNIVERSITY CONFIDENTIAL AND PROPRIETARY

3.5 Patent Costs

(i)	After the Execution Date, Patent Costs will be invoiced by University as they are incurred.

(ii)	Upon any assignment of Licensee or sale of all stock or assets, all outstanding Patent Costs are due and payable in full.

3.6 Milestone Payments and Requirements. The following one-time Milestone Payments are due:

(i)	$75,000.00 due within 5 days after any one of the following, (a) dosing of the first patient with a Product in a Phase II human clinical study anywhere in the world that is not sponsored by the University of Illinois (for clarity, the Clinical Trial referred to in Section 2.4 of this Agreement does not satisfy this requirement), (b) dosing of the first patient in a Phase II human clinical study anywhere in the world with a low dose of dronabinaol (defined as less than or equal to 1 mg), or (c) dosing of the first patient in a Phase I human clinical study anywhere in the world with a proprietary reformulation of dronabinol, and

(ii)	$350,000.00 due within 5 days after dosing of the first patient with a Product in a Phase III human clinical trial anywhere in the world, and

(iii)	$500,000.00 due within 5 days after the first NDA (New Drug Application) filing with the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent for a Product, and

(iv)	$1,000,000.00 due within 12 months after the first commercial sale of a Product.

3.12 Commercialization and Reporting Requirements

(i)	On or before 6/30/2015 and every year thereafter, Licensee shall provide University with a copy of a recent and relevant report provided to Licensee’s investors or to Licensee’s Board of Directors that describes the previous year’s activities and performance, including Product development.

(ii)	By 12/31/2014, Licensee shall raise new financing (which financing may be from sources including, but not limited to, debt or equity financings, grants, license fees or any combination of sources) of at least $500,000.

(iii)	Within three months after Public Dissemination, Licensee shall schedule a consultation with the U.S. F.D.A. (Food and Drug Administration) about its development plan and shall provide a copy to University of the minutes from such consultation within 30 days.

(iv)	Within fifteen months after Public Dissemination, Licensee shall complete at least one of the following, (a) dosing of the first patient with a Product in a Phase II or Phase III human clinical study anywhere in the world that is not sponsored by the University of Illinois (for clarity, the Clinical Trial referred to in Section 2.4 of this Agreement does not satisfy this requirement), (b) dosing of the first patient in a Phase II human clinical study anywhere in the world with a low dose of dronabinaol (defined as less than or equal to 1 mg), or (c) dosing of the first patient in a Phase I human clinical study anywhere in the world with a proprietary reformulation of dronabinol.

(v)	Within three years after Public Dissemination, Licensee shall dose the first patient with a Product in a Phase III human clinical study anywhere in the world. In the event that any of the clinical studies in 3.12(iv) fail to meet its required endpoints, Licensee shall be granted an additional year to meet this requirement.

(vi)	Within three years after dosing of the first patient in a Phase III human clinical study, Licensee shall apply for market approval to the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent for a Product. In the event that any of the Phase III clinical studies fail to meet their required endpoints, Licensee shall be granted an additional two years to meet this requirement.

(vii)	Within seven years after Public Dissemination, Licensee shall obtain market approval by the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent for a Product. If this requirement is not met due to delay from the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent, then UIC and Licensee shall renegotiate in good faith a new deadline.

(viii)	Within one year of obtaining market approval by the U.S. F.D.A. (Food and Drug Administration) or a foreign equivalent, Licensee shall have made its first commercial sale of a Product.

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UNIVERSITY CONFIDENTIAL AND PROPRIETARY

For the avoidance of doubt, Licensee may satisfy any of the requirements described in the preceding clauses (iv) through (viii) through actions by a Sublicensee.

3.17 Royalty Stacking

a) Maximum royalty burden in 3.17 (a) for freedom to operate: (A%) = 6%

b) Maximum royalty burden in 3.17 (b) for additional technologies: (B%) = 8%

c) Minimum royalty payable under 3.17 (a), (b), and (c): (Y%) = 3%

General and/or Mailed Payment Instructions:	Office of Technology Management
Attention: Director
University of Illinois at Chicago
446 College of Medicine East, MC 682
808 S. Wood
Chicago, IL 60612-7227

●	Checks should be payable to: Board of Trustees of the University of Illinois

Wire Transfer Instructions:	JPMorgan Chase Bank, NA
New York NY
ABA/Routing No. 021000021
Account Title: University of Illinois Operations
Account Number: 11-12201
Reference: UIC Office of Technology Management

●	Please email cashmgmt@uillinois.edu with anticipated wire amount, where it is coming from, etc.

●	Swift code: CHASUS33 (you would provide this information if the wire is coming from a foreign country)

Article 4 Indemnification

4.4(b) Insurance Requirements:

General Liability: Minimums consistent with industry practice, but in any event not less than (i) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for personal injury or death, and (ii) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for property damage.

Products Liability: Prior to the sale or transfer to any third party of any product that requires the use of or is based on the Patent Rights, products liability insurance in an amount consistent with industry practice, but in any event not less than $1,000,000 per occurrence and $2,000,000 in aggregate.

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UNIVERSITY CONFIDENTIAL AND PROPRIETARY

Article 8 Miscellaneous

8.4 Notices:

(a)	Address For All Notices to University:	Office of Technology Management
University of Illinois at Chicago (MC 682)
1853 West Polk Street, Suite 446
Chicago, IL 60612-7335
Phone: 312-996-7018 Fax: 312-996-1995

	With copy to:	OTM Legal Counsel
1737 W. Polk Suite 405 (mc/225)
Chicago, IL 60612

(b)	Address For Notices to Licensee:	Cortex Pharmaceuticals, Inc.
126 Valley Road, Suite C
Glen Rock, NJ 07450
Fax: 415-887-7814
FEIN: 33-0303583

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Exhibit A to Exclusive License Agreement

Royalty and Other Payment Report Form _______, ____ to ________, ____

Payments and Related Information from Licensee:

Licensee and Sublicensee if payment is based directly on Sublicensee Net Sales shall report, as detailed by country of sales origin and for each Sublicensee (if sublicensed):

1. Product Number and description

2. Units of Product sold

3. Units of Product distributed but for which no payment was received

4. Unit gross list sales price for each of (2) above

5. Per unit deductions

6. Extended sales dollars (unit price x quantity)

7. Other cash amounts and Fair Market Value of all other consideration received

8. Application of 3.7 (a), Foreign currency conversion rate, shown for each currency received,

9. Calculation of Net Sales

10. Royalty Rate

11. Application of Section 3.15 Royalty Stacking, if any

11. Royalty Payments due

12. Annual Minimums owed, if any:

13. Milestone Payments owed, if any, with specific reference to Milestones listed on Schedule 2

14. Research and Development Revenue

Information regarding Sublicensees shall include the above plus:

1. Name and address of each Sublicensee:

2. Total Amounts Owed University, with respect to Sublicensees only

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